As filed with the Securities and Exchange Commission on June 18, 2015

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Synergy Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0505269 (I.R.S. Employer Identification No.)

420 Lexington Avenue, Suite 2012

New York, NY 10170

(Address of principal executive offices) (Zip Code)

Amended and Restated 2008 Equity Compensation Incentive Plan

(Full title of the plans)

Gary S. Jacob, Ph.D, Chief Executive Officer

420 Lexington Avenue, Suite 2012

New York, NY 10170

(Name and Address of agent for service)

(212) 297-0020

(Telephone number, including area code, of agent for service)

With a copy to:

Jeffrey Fessler, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, NY 10006

Phone (212) 930-9700

Fax (212) 930-9725

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐
Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $.001 par value	15,000,000	$4.64	$69,600,000.00	$8,087.52
TOTAL	15,000,000		$69,600,000.00	$8,087.52

(1)         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Company’s Amended and Restated 2008 Equity Compensation Incentive Plan (the “Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Registrant’s common stock.

(2)         Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended, by averaging the high and low sales prices of the Registrant’s common stock reported on the Nasdaq Global Select Market on June 16, 2015.

(3)         Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional securities for the Plan. A Registration Statement on Form S-8 has been filed previously on January 13, 2014 covering 15,000,000 shares of common stock reserved for issuance pursuant to awards under the Plan.

EXPLANATORY NOTE

Synergy Pharmaceuticals Inc. (“Synergy” or the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an additional 15,000,000 shares of common stock authorized for issuance under the Registrant’s Amended and Restated 2008 Equity Compensation Incentive Plan (the “Plan”). A registration statement on Form S-8 (File No. 333-193340) was filed with the Securities and Exchange Commission (the “Commission”) on January 13, 2014, covering the registration of 15,000,000 shares of common stock authorized for issuance under the Plan and 625,000 shares of common stock authorized for issuance under the Registrant’s 2009 Director Option Plan. Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed to register an additional 15,000,000 shares of common stock under the Plan. Pursuant to such Instruction E, the contents of the registration statement on Form S-8 (File No. 333-193340) is incorporated herein by reference except for Item 8, Exhibits, with respect to which the Exhibit Index immediately preceding the exhibits attached hereto is incorporated herein by reference. The current registration of 15,000,000 shares will increase the number of shares of common stock registered under the Plan from 15,000,000 shares to 30,000,000 shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 18th day of June 2015.

SYNERGY PHARMACEUTICALS INC.

By:	/s/ Gary S. Jacob
Gary S. Jacob
Chairman of the Board and Chief Executive Officer

By:	/s/ Bernard F. Denoyer
Bernard F. Denoyer
Senior Vice President - Finance

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary S. Jacob, Ph.D, his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Title	Date

/s/ Gary S. Jacob	Chairman of the Board and Chief Executive Officer	June 18, 2015
Gary S. Jacob	(Principal Executive Officer)

/s/ Bernard F. Denoyer	Senior Vice President - Finance	June 18, 2015
Bernard F. Denoyer	(Principal Financial and Accounting Officer)

/s/ Thomas H. Adams	Director	June 18, 2015
Thomas H. Adams

/s/ John P. Brancaccio	Director	June 18, 2015
John P. Brancaccio

/s/ Melvin Spigelman	Director	June 18, 2015
Melvin Spigelman

/s/ Alan Joslyn	Director	June 18, 2015
Alan Joslyn

/s/ Christopher McGuigan	Director	June 18, 2015
Christopher McGuigan

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
23.1	Consent of BDO USA, LLP
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)
99.1	Amended and Restated 2008 Equity Incentive Compensation Plan